Grant Park Fund Weekly Commentary

For the Week Ended March 25, 2011

Current Month Performance* (Subject to verification) Risk Metrics* (Apr 2006 - Mar 2011)

Class	Week ROR	MTD MAR 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.3%	-3.5%	-1.9%	6.3%	0.0%	5.7%	5.2%	5.7%	12.7%	16.5%	0.5%	0.8%
B**	-0.3%	-3.6%	-2.0%	5.7%	-0.7%	4.9%	N/A	4.9%	12.6%	-17.1%	0.4%	0.6%
Legacy 1***	-0.3%	-3.3%	-1.4%	8.1%	N/A	N/A	N/A	0.6%	10.9%	-10.9%	0.1%	0.1%
Legacy 2***	-0.3%	-3.3%	-1.4%	7.7%	N/A	N/A	N/A	0.3%	10.9%	-11.1%	0.1%	0.0%
Global 1***	-0.5%	-3.0%	-1.8%	4.9%	N/A	N/A	N/A	-1.7%	10.3%	-13.3%	-0.1%	-0.2%
Global 2***	-0.6%	-3.0%	-1.9%	4.7%	N/A	N/A	N/A	-2.0%	10.3%	-13.5%	-0.2%	-0.3%
Global 3***	-0.5%	-3.1%	-2.3%	2.8%	N/A	N/A	N/A	-3.9%	10.3%	-14.6%	-0.3%	-0.5%

S&P 500 Total Return Index****	2.7%	-0.9%	4.9%	14.6%	2.0%	2.4%	3.2%	2.4%	17.9%	-51.0%	0.2%	0.2%
Barclays Capital U.S. Long Gov Index****	-1.2%	0.0%	-0.9%	7.4%	4.1%	6.3%	6.4%	6.3%	11.2%	-12.3%	0.6%	1.0%

* Performance metrics are calculated using March 2011 month-to-date performance estimates.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
Commodities	10%	Long	Corn	2.0%	Long	5%	Long	Corn	1.5%	Long
			Cotton	1.6%	Long			Soybeans	1.1%	Long
Currencies	30%	Short $	Australian Dollars	3.0%	Long	30%	Short $	Australian Dollars	3.9%	Long
			Euro	2.8%	Long			Euro	3.5%	Long
Energy	13%	Long	Gasoline Blendstock	2.8%	Long	10%	Long	Crude Oil	2.8%	Long
			Crude Oil	2.4%	Long			Brent Crude Oil	1.8%	Long
Equities	15%	Long	S&P 500	3.0%	Long	24%	Long	Nikkei 225	4.6%	Short
			Nikkei 225	2.4%	Short			S&P 500	4.1%	Long
Fixed Income	20%	Long	U.S. 2-Year Treasury Notes	3.9%	Long	22%	Long	U.S. 2-Year Treasury Notes	4.3%	Long
			Bunds	2.3%	Short			Bunds	3.4%	Short
Metals	12%	Long	Gold	3.6%	Long	9%	Long	Gold	3.1%	Long
			Aluminum	1.8%	Long			Aluminum	1.5%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Commodities

Weather-driven supply concerns provided support to the U.S. grain markets. Forecasts for dry weather in the Plains region pushed wheat prices higher, while forecasts for overly wet conditions in the Midwest prompted a rally in the corn markets. Live cattle and lean hogs prices surged following a United States Department of Agriculture report showing strong U.S. meat exports.

Currencies

The euro declined as a Portuguese plan designed to cut spending and improve national financial stability was voted down by its parliament. The U.S. dollar finished the week slightly positive as investors sought safety in response to the European economic situation and tensions in the Middle East. A rally in the Asian stock markets and higher commodities prices fostered strong rallies in the Australian and New Zealand dollars.

Energy

Crude oil prices rallied nearly 5% due to speculation that the re-building efforts in Japan would bolster fuel demand. Natural gas prices moved higher as forecasts for abnormally cold weather in the U.S. supported demand.

Equities

Breaking strong recent downtrends, the Japanese Nikkei 225 moved higher this week because of easing concerns regarding the condition of Japan's recently damaged nuclear power plants. European stock markets also rallied, propelled by positive reports from several key European firms.

Fixed Income

U.S. Treasury prices declined sharply as investors liquidated risk-averse debt positions. News that the outlook for Japan may be improving and data showing strong U.S. growth data for 2010 resulted in a strong risk appetite for investors.

Metals

Gold markets finished the week higher, supported by tensions in the Middle East and U.S. dollar weakness from early in the week. In the base metals markets, prices moved sharply higher as strength in the equity markets supported demand forecasts. Also adding to the rally in industrial metals were forecasts that re-building efforts in Japan may move faster than previously anticipated, raising industrial demand prospects for the region.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.